Exhibit 99.2

Mike:

Thank you, ___________, and welcome everyone to National Research Corporation’s 2015 first quarter conference call. My name is Mike Hays, the Company’s CEO. Joining me on the call today is Kevin Karas, our Chief Financial Officer.

Before we continue, I would ask Kevin to review conditions related to any forward-looking statements that may be made as part of today’s call. Kevin.

Kevin :

Thank you, Mike.

This conference call includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the facts that could affect the Company's future results, please see the Company's filings with the Securities and Exchange Commission. With that, I’ll turn it back to you, Mike.

Mike:

Thank you, Kevin. And again, welcome everyone.

Ending the quarter with having achieved a 25,000-physician milestone for reputation management offerings and surpassing two million Connect outreaches, suggests consumer-centric healthcare is here.

I will return to this theme after Kevin reviews our first quarter financial results.

Kevin

Thank you, Mike.

Net new sales of $5.0 million were added in the first quarter of 2015, which represents an increase of 52% over net new sales for the first quarter of 2014. Total contract value for the first quarter ended at $105.8 million and subscription-based revenue agreements represented 86% of that total contract value.

Revenue for the first quarter 2015 was $26.3 million, an increase of 1% over the first quarter of 2014. Organic revenue growth from net new contracts was offset primarily by a significant reduction in revenue from lower health risk assessment volumes as well as the impact from 2014 contract value reductions.

Consolidated operating income for the first quarter of 2015 was $5.8 million or 22% of revenue, compared to $8.4 million or 32% of revenue for the same period last year.

Total operating expenses for the first quarter increased from $17.6 million in 2014 to $20.4 million in 2015.

Direct expenses increased to $11.8 million for the first quarter 2015, compared to $10.3 million for the same period in 2015. In addition to increased survey volume and conference costs, incremental direct expenses totaling $564,000 were incurred in the first quarter related to the Digital Assent acquisition. Direct expenses as a percent of revenue were 45% for the first quarter of 2015 compared to 40% of revenue in 2014. For the full year of 2015, direct expenses are expected to average 43% of revenue.

Selling, general and administrative expenses increased to $7.6 million, or 29% of revenue, for the first quarter 2015, compared to $6.4 million or 24% of revenue for the same period in 2014. A $657,000 expense was recorded in the first quarter as a result of our decision not to exercise a purchase option that was executed in 2014 for a potential acquisition. Incremental SG&A expenses totaling $397,000 were also incurred in the first quarter related to the Digital Assent acquisition. Consolidated SG&A expense is expected to average in the 25 to 26% of revenue range for the full year of 2015.

Depreciation and amortization expense for the first quarter 2015 was $1,015,000, compared to $935,000 for the first quarter of 2014. Depreciation and amortization expense was 4% of revenue for the first quarter 2015 and is expected to continue at 4% of revenue for the full year 2015.

The provision for income taxes totaled $2.3 million for the first quarter 2015, compared to $2.9 million for the same period in 2014. The effective tax rate was 39.8% for the first quarter of 2015, compared to 34.6% for the first quarter of 2014. The effective tax rate for the first quarter of 2015 increased from the recording of a capital valuation allowance due to impairment on a purchase option as previously mentioned. The effective tax rate is expected to average 36% for the full year 2015.

Net income for the first quarter 2015 decreased to $3.5 million from $5.5 million in 2014. For the first quarter 2015, combined non-GAAP diluted earnings per share were $0.14, compared to $0.22 for the first quarter of 2014.

With that I’ll turn the call back to Mike.

Mike:

Thank you, Kevin.

For organizations like ours that have championed the consumer-centric healthcare movement, it is rewarding that the world has now clearly changed. The CEO of a prestigious clinic, reflecting on how they listen to the customer, said, “I am sure that our current setup will not continue to work for our patients and probably not for us.”

For the leading healthcare organizations, capturing the voice of the customer in a more relevant and timely manner is viewed as a competitive advantage. And when such feedback is used to celebrate highly regarded physicians, the organization, care providers and the now-informed consumer win.

In today’s world, customers’ digital interactions shape brand preferences and represent the vast majority of information gathering for informed decision making. Yet today, the traditional methods of informing patients and providing quality transparency are not working.

Case in point: Ten years ago, the first public report of the patients’ experience was taking shape. For all of the efforts benefits, which are many, only 5% of households have accessed the data and patient satisfaction has only improved 4%. It has been estimated that over $300 million is spent annually to fuel this national scorecard of hospital patient experience.

Redeploying this spend against contemporary enterprise-wide feedback systems like Connect, as are a growing number of NRC clients, provides relevant and timely information. Added use cases to this feedback, such as NRC transparency solutions, is proving to be a winning combination. Leading organizations setting the new standard for a more informed and empowered customer include Intermountain Healthcare, Cedars-Sinai and Cleveland Clinic.

Sentra, a very progressive organization, is a classic example of an organization that shifted traditional patient experience spend to Connect and has benefited from close to real time feedback from 75,000 customers in 90 days. Five times more feedback for the same budget. This level of connectivity to the voice of customers is unmatched in healthcare. In total, 2.4 million customers have been touched by Connect, the most innovative feedback platform in the industry

Of course, the real play is much broader than our Connect and transparency solutions, and far more important than only converting traditional spend. The consumer represents the most powerful force in healthcare over the next decade and empowering the customer and their care providers with relevant and timely knowledge improves choice and outcomes at less cost

_______________, I would now like to open the call to questions.

Closing Statement – Mike:

Thank you for your time today. We look forward to reporting our progress next quarter.

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